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                     November 4, 2022

       Thomas D. Hennessy
       Chairman of the Board, Co-Chief Executive Officer, and President PROPTECH INVESTMENT CORP. II
       3415 N. Pines Way, Suite 204
       Wilson, WY 83014

                                                        Re: PROPTECH INVESTMENT
CORP. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 14, 2022
                                                            File No. 001-39758

       Dear Thomas D. Hennessy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Julian Seiguer, P.C.